EXHIBIT 99.1

N E W S   R E L E A S E

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Chris Mittendorf
Edelman
Phone: 212-704-8134

CryoLife Posts Record Quarterly Revenues of $30.2 Million

First quarter Net Income of $0.06 Per Share; Non-GAAP Adjusted Net Income of $0.09 Per Share Excluding Items

ATLANTA, GA…(April 28, 2011)…CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today its results for the first quarter of 2011.  Revenues for the first quarter increased 2 percent to a quarter record of $30.2 million compared to $29.7 million for the first quarter of 2010.

“We continue to post record quarterly revenues and generate strong operating cash flow, allowing us to invest in our internal product pipeline and pursue strategic business development opportunities,” stated Steven G. Anderson, president and chief executive officer.  “With last year’s acquisition of worldwide manufacturing and distribution rights to PerClot®, and the pending acquisition of Cardiogenesis, we are repositioning the Company for accelerated revenue and earnings growth.”

Net income for the first quarter of 2011 was $1.7 million, or $0.06 per basic and fully diluted common share, compared to net income of $1.9 million, or $0.07 per basic and fully diluted common share, for the first quarter of 2010.  Excluding pretax expenses of $1.2 million related to the Company’s proposed acquisition of Cardiogenesis and other business development activities, non-GAAP adjusted net income for the first quarter of 2011 was $2.4 million, or $0.09 per basic and fully diluted common share.

Preservation service revenues for the first quarter of 2011 increased 1 percent to $15.7 million compared to $15.6 million for the first quarter of 2010.  The increase in preservation service revenues for the first quarter of 2011 was primarily due to an increase in vascular tissue average service fees and an increase in shipments of vascular tissues, largely offset by a decrease in shipments of cardiac tissues.

Product revenues, which consist primarily of sales of BioGlue®, PerClot, and HemoStase®, were $14.4 million for the first quarter of 2011 compared to $14.0 million for the first quarter of 2010, an increase of 3 percent.  The increase in product revenues was primarily due to the addition of PerClot revenues in the first quarter of 2011, partially offset by a decrease in HemoStase revenues.

Total gross margins were 61 percent and 60 percent for the first quarters of 2011 and 2010, respectively.  Preservation services gross margins were 41 percent and 40 percent for the first quarters of 2011 and 2010, respectively.  Product gross margins were 83 percent and 82 percent for the first quarters of 2011 and 2010, respectively.

General, administrative, and marketing expenses for the first quarter of 2011 were $14.3 million compared to $13.8 million for the first quarter of 2010.  General, administrative, and marketing expenses for the first quarter of 2011 included approximately $1.2 million in costs related to the Company’s proposed acquisition of Cardiogenesis and other business development activities.  General, administrative, and marketing expenses for the first quarter of 2010 included approximately $729,000 in costs related to the write-off of the Company’s BioGlue intellectual property rights in Germany.

Research and development expenses were $1.8 million and $1.3 million for the first quarters of 2011 and 2010, respectively.  Research and development spending in 2011 was primarily focused on PerClot, SynerGraft® tissues and products, and BioFoam® Surgical Matrix.

Other income was $88,000 for the first quarter of 2011 compared to $650,000 for the first quarter of 2010.  Other income in 2010 consisted primarily of an $817,000 gain on valuation of the derivative related to an investment in common stock.

As of March 31, 2011, the Company had $42.9 million in cash, cash equivalents, and restricted securities, compared to $40.8 million at December 31, 2010.  Of this $42.9 million, $1.6 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam protein hydrogel technology, and $5.3 million was designated as restricted securities primarily due to a financial covenant requirement under the Company’s credit agreement.  The Company’s net cash flows provided by operations were $3.9 million for each of the first quarters of 2011 and 2010.

2011 Financial Guidance

Company Guidance without Acquisition of Cardiogenesis:

The Company expects total revenues for the full year of 2011 to be near the lower end of its previously issued range of between $120.0 million and $126.0 million, which includes revenues of between $500,000 and $1.0 million related to the use of funds received from the U.S. Department of Defense in connection with the development of BioFoam.  The Company expects tissue processing revenues to increase between low-single and mid-single digits on a percentage basis in 2011 compared to 2010, BioGlue and BioFoam revenues to increase in low-single to mid-single digits on a percentage basis in 2011 compared to 2010, with revenues from powdered hemostats, including PerClot and HemoStase, to be between $5.0 million and $6.0 million.  Research and development expenses are expected to be between $10.0 million and $12.0 million in 2011.  The Company expects earnings per share of between $0.23 and $0.27 in 2011.  Excluding expenses related to the proposed acquisition of Cardiogenesis and other business development charges of approximately $0.03 per share incurred in the first quarter of 2011, the Company expects non-GAAP earnings per share of between $0.26 and $0.30 in 2011.

Company Guidance with Cardiogenesis:

If the Company successfully completes the previously announced acquisition of Cardiogenesis in May, it expects revenues from the Cardiogenesis product line to be between $4.0 million and $5.0 million in 2011, which primarily reflects disposable hand piece and service revenues.  Additionally, the transaction is expected to be accretive to CryoLife’s revenue growth rate and gross margin and to be either break-even or slightly accretive to diluted earnings per share, excluding acquisition related charges and integration costs incurred to date and expected to be incurred during the remainder of 2011.  These excluded charges and costs include the increase to cost of goods sold related to the step up in inventory values required under purchase accounting.  The Company expects the total of these charges to be between $0.06 per share and $0.08 per share for the full year of 2011, including charges of approximately $0.03 per share incurred in the first quarter of this year, as discussed above.

Income Tax Effect:

The Company expects the effective income tax rate for the full year of 2011 to be in the mid 30 percent range, assuming the Cardiogenesis transaction does not close.  If the Company successfully completes the Cardiogenesis acquisition, the Company expects the effective income tax rate to be significantly higher in the second quarter of this year as compared to the first quarter of this year due to the tax treatment of non-deductible acquisition related charges, which will significantly increase the effective tax rate for the full year.

The Company’s financial guidance for the full year of fiscal 2011 is subject to the risks described below in the last paragraph of this press release.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8345 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available from April 28 through May 5 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 370982.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections.  The Company's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  In late September 2010, CryoLife entered into a distribution agreement for PerClot®, an absorbable powder hemostat that has CE Mark designation allowing commercial distribution into the European Community and other markets.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These statements include those regarding our recent acquisition activity and its effect of repositioning our Company for accelerated revenue and earnings growth, and our anticipated performance for the full year of fiscal 2011.  These risks and uncertainties include that our acquisition activity may not spur accelerated revenue and earnings growth and we may experience difficulties in integrating Cardiogenesis into our business if the pending acquisition is successfully completed.  Also, our expansion of product offerings may not be accepted by surgeons and patients, thereby preventing us from reaping the anticipated benefits of these investments.  Further, accelerated revenue and earnings growth may be offset, particularly in the short term, by increased expenses related to these acquisitions and related efforts to fully integrate these acquisitions into our business.  It is also possible that we may be unsuccessful or delayed in our attempt to acquire Cardiogenesis, which may have a material adverse effect on our operating expenses and revenues.  The tender offer and merger may not be completed within our anticipated time frame, if at all, and a sufficient number of Cardiogenesis shareholders may not choose to tender their stock in the offer and/or vote for the proposed merger.  Two purported class action lawsuits have been filed by Cardiogenesis shareholders challenging the merger.  Also, competing offers may be made for Cardiogenesis, various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit or delay the transaction, and the effects of disruption from the transaction may make it more difficult to maintain relationships with employees, customers, business partners or governmental entities.  If our transaction with Cardiogenesis is delayed or unsuccessful, we may experience increased operating costs related to our efforts to acquire Cardiogenesis, without the positive impact of the increased revenues that we expect from sales of Cardiogenesis products.  Our projected earnings per share assumes that we will complete the Cardiogenesis transaction in the second quarter of 2011 and that we will not enter into any additional significant transactions in 2011.  If the Cardiogenesis transaction does not close as anticipated, or if we should enter into additional significant transactions in 2011, our earnings per share estimates may require revision.  If the acquisition of Cardiogenesis is successfully completed, CryoLife will also inherit certain risks and uncertainties related to Cardiogenesis' business.  These risks and uncertainties include that CryoLife's ability to maintain revenues and achieve growth in sales of Cardiogenesis products and services in the future is dependent upon physician awareness of its products and services as a safe, efficacious and appropriate treatment for their patients, CryoLife may not be able to successfully market Cardiogenesis' products and services if third party reimbursement for the procedures performed with Cardiogenesis' products is not available for its health care provider customers, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse effect on Cardiogenesis' products and services, if CryoLife fails to maintain Cardiogenesis' regulatory approvals and clearances, or is unable to obtain, or experiences significant delays in obtaining, FDA clearances or approvals for its future products or product modifications, CryoLife's ability to commercially distribute and market these products could suffer, if suppliers or manufacturers with respect to Cardiogenesis products fail to comply with ongoing FDA or other foreign regulatory authority requirements, CryoLife's Cardiogenesis business may be negatively impacted, in the future, the FDA could restrict the current uses of Cardiogenesis' TMR System and thereby restrict its ability to generate revenues, CryoLife may fail to comply with international regulatory requirements with respect to Cardiogenesis' business and could be subject to regulatory delays, fines or other penalties, CryoLife will continue to purchase some of Cardiogenesis' key product components from single suppliers and the loss of these suppliers could prevent or delay shipments of its products or delay its clinical trials or otherwise adversely affect CryoLife's Cardiogenesis business, if Cardiogenesis' independent contract manufacturers fail to timely deliver sufficient quantities of some of CryoLife's Cardiogenesis products and components in a timely manner, CryoLife's Cardiogenesis operations may be harmed, if clinical trials of Cardiogenesis' current or future product candidates do not produce results necessary to support regulatory clearance or approval in the United States or elsewhere, CryoLife will be unable to commercialize these products, if the third parties on which Cardiogenesis relies to conduct its clinical trials and to assist it with pre-clinical development do not perform as contractually required or expected, CryoLife may not be able to obtain regulatory clearance or approval for or commercialize its Cardiogenesis products, third-party distributors or CryoLife's own distributors may not effectively distribute Cardiogenesis products, the use, misuse or off-label use of CryoLife's Cardiogenesis products may harm its image in the marketplace or result in injuries that lead to product liability suits, which could be costly to CryoLife or result in FDA sanctions if CryoLife is deemed to have engaged in such promotion, CryoLife's international operations with respect to Cardiogenesis subject it to certain operating risks, which could adversely impact its net sales, results of operations and financial condition, immediately following the acquisition, Cardiogenesis' operations will be conducted at a single location that may be at risk from earthquakes or other natural disasters, third party intellectual property rights may limit the development and protection of intellectual property acquired from Cardiogenesis, which could adversely affect its value to CryoLife, Cardiogenesis has been named as a defendant in a patent infringement lawsuit and costly litigation may be necessary to protect or defend its intellectual property rights, the Cardiogenesis business relies on patent and trade secret laws, which are complex and may be difficult to enforce, CryoLife may suffer losses from product liability claims if Cardiogenesis' products cause harm to patients, in the past, Cardiogenesis has depended heavily on key personnel and the turnover of key employees and senior management following completion of the merger could harm the Cardiogenesis business, Cardiogenesis' internal controls over financial reporting may not have been effective, which could have a significant and adverse effect on CryoLife following completion of the merger. These risks and uncertainties related to Cardiogenesis' business that CryoLife will inherit also include the risk factors detailed in Cardiogenesis' Securities and Exchange Commission filings, including its Form 10-K filing for the year ended December 31, 2010, and Cardiogenesis' other SEC filings.  Our anticipated performance for the full year of fiscal 2011 is subject to the general risks associated with our business, including that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including that a German Patent Court has nullified our main BioGlue patent in Germany, and if the ruling is upheld on appeal, we would be prevented from suing to prevent third parties from infringing the main BioGlue patent in Germany, we are subject to stringent domestic and foreign regulation which may impede the approval process of our tissues and products, hinder our development activities and manufacturing processes, and, in some cases, result in the recall or seizure of previously cleared or approved tissues and products, HemoStase sales ceased in late March 2011, which will materially negatively impact our revenues and income, our short-term liquidity and earnings in 2011 will be impacted by our substantial investment in our distribution and license and manufacturing agreements with SMI, and we may not fully realize the benefit of our investment in future years unless we are able to obtain FDA approval for PerClot in the U.S., which will require an additional commitment of funds, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, Medafor has filed counter-claims against us with respect to our lawsuit against Medafor, and if Medafor is successful in its claims, our revenues and profitability may be materially, adversely impacted, we may be unsuccessful in our efforts to market and sell PerClot in the U.S. and internationally, our investment in Medafor has been impaired due to Medafor’s termination of our distribution agreement with Medafor, which could have a material adverse impact on our financial condition and profitability, we are currently involved in significant litigation with Medafor and that litigation cost may have a material adverse impact on our profitability, the tissues we process and our products allegedly have caused and may in the future cause injury to patients, and we have been and may be exposed to product liability claims, including one currently outstanding product liability lawsuit, and additional regulatory scrutiny as a result, we may expand through acquisitions or licenses of or investments in other companies or technologies, which may result in additional dilution to our stockholders and consume resources that may be necessary to sustain our business, we may find it difficult to integrate recent acquisitions of technology and potential future acquisitions of technology or business combinations, which could disrupt our business, dilute stockholder value, and adversely impact our operating results, we may not realize the anticipated benefits from an acquisition and could acquire unforeseen liabilities in connection with acquisitions, demand for our tissues and products could decrease in the future, which could have a material adverse effect on our business, the success of many of our tissues and products depends upon strong relationships with physicians, consolidation in the health care industry could lead to demands for price concessions, or limit or eliminate our ability to sell to certain of our significant market segments, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse effect on us, our existing insurance policies may not be sufficient to cover our actual claims liability, we are dependent on the availability of sufficient quantities of tissue from human donors, our CryoValve SGPV post-clearance study may not provide expected results, intense competition may affect our ability to operate profitably, the loss of any of our sole-source suppliers could have an adverse effect on our revenues, financial condition, profitability, and cash flows, regulatory action outside of the U.S. has affected our business in the past and may affect our business in the future, rapid technological change could cause our services and products to become obsolete, continued fluctuation of foreign currencies relative to the U.S. Dollar could materially and adversely impact our business, our credit facility which expires in June 2011, but could be extended, limits our ability to pursue significant acquisitions, key growth strategies may not generate the anticipated benefits, our ability to borrow under our credit facility which expires in June 2011 may be limited, we may not be able to enter into a new credit facility after our current credit facility expires, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, investments in new technologies and acquisitions of products or distribution rights may not be successful, extensive government regulation may adversely affect our ability to develop and market services and products, if we are not successful in expanding our business activities in international markets, we may be unable to increase our revenues, we are not insured against all potential losses, and natural disasters or other catastrophes could adversely affect our business, we may be unable to obtain adequate insurance at a reasonable cost, if at all, and we are dependent on key personnel. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2010 and our Form 10-Q to be filed on or around April 28, 2011 for the quarter ended March 31, 2011.  CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended
	2011	2010
	(Unaudited)
Revenues:
Preservation services	$15,674	$15,583
Products	14,429	13,955
Other	93	179
Total revenues	30,196	29,717
Cost of preservation services and products:
Preservation services	9,196	9,398
Products	2,496	2,527
Total cost of preservation services
and products	11,692	11,925
Gross margin	18,504	17,792
Operating expenses:
General, administrative, and marketing	14,291	13,817
Research and development	1,766	1,292
Total operating expenses	16,057	15,109
Operating income	2,447	2,683
Interest expense	30	51
Interest income	(9)	(4)
Gain on valuation of derivative	--	(817)
Other (income) expense, net	(109)	120
Income before income taxes	2,535	3,333
Income tax expense	869	1,399

Net income	$1,666	$1,934
Income per common share:
Basic	$0.06	$0.07
Diluted	$0.06	$0.07
Weighted-average common shares outstanding:
Basic	27,385	28,235
Diluted	27,720	28,539

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended
	2011	2010
	(Unaudited)
Preservation services:
Cardiac tissue	$6,534	$6,903
Vascular tissue	9,140	8,680
Total preservation services	15,674	15,583

Products:
BioGlue and BioFoam	11,974	11,912
PerClot	660	--
HemoStase	1,795	2,105
Other medical devices	--	(62)
Total products	14,429	13,955
Other	93	179
Total revenues	$30,196	$29,717

Revenues:
U.S.	$24,421	$24,929
International	5,775	4,788
Total revenues	$30,196	$29,717

	March 31,	December 31,
	____2011	2010
	(Unaudited)
Cash, cash equivalents, and restricted securities	$42,902	$40,806
Receivables, net	16,262	14,313
Deferred preservation costs	29,703	31,570
Inventories	5,980	6,429
Investment in equity securities	2,594	2,594
Total assets	138,010	137,438
Shareholders’ equity	114,987	113,942

CRYOLIFE, INC.
Unaudited Reconciliation of
Non-GAAP Adjusted Net Income and Adjusted Income per Common Share
(In thousands, except Income per Common Share data)

	Three Months Ended
	March 31,
	2011	2010
GAAP:	(Unaudited)

Income before income taxes	$2,535	$3,333
Income tax expense	869	1,399
Net income	$1,666	$1,934
Income per common share:
Basic	$0.06	$0.07
Diluted	$0.06	$0.07
Weighted-average common shares outstanding:
Basic	27,385	28,235
Diluted	27,720	28,539

Reconciliation for 2011 excluding items:

Income before income taxes, GAAP	$2,535
Excluding expenses for business development activities	1,154
Adjusted income before income taxes, non-GAAP	3,689

Income tax expense calculated at 2011
effective tax rate of 34%	1,254
Adjusted net income, non-GAAP	$2,435

Adjusted income per common share, non-GAAP:
Basic	$0.09
Diluted	$0.09

Weighted-average common shares outstanding:
Basic	27,385
Diluted	27,720

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Non-GAAP adjusted net income and adjusted income per common share exclude expenses for business development activities, including the Company’s proposed acquisition of Cardiogenesis.  The Company believes that this non-GAAP presentation provides useful information to investors regarding the expense structure of the Company’s existing operations without regard to its ongoing efforts to acquire complementary products and businesses.  The Company does, however, expect to incur similar types of business development expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.